                                MANAGER MANAGED

                           LIMITED LIABILITY COMPANY

                              OPERATING AGREEMENT


                                WILMORITE, INC.

                                      and

                                   PPI, INC.

                                   INDEX TO
                              OPERATING AGREEMENT


EXPLANATORY STATEMENT...................................................... 1
ARTICLE I - DEFINED TERMS.................................................. 1
ARTICLE II - FORMATION AND NAME: OFFICE; PURPOSE; TERM..................... 8
  2.1 Organization......................................................... 8
  2.2 Name of the Company.................................................. 8
  2.3 Purpose.............................................................. 8
  2.4 Term................................................................. 8
  2.5 Registered Agent..................................................... 8
  2.6 Members.............................................................. 8
ARTICLE III - MEMBERS; CAPITAL; CAPITAL ACCOUNTS........................... 8
  3.1 Initial Capital Contributions........................................ 8
  3.2 Additional Capital Contributions..................................... 9
  3.3 No Interest on Capital Contributions.................................10
  3.4 Return of Capital Contributions......................................10
  3.5 Form of Return of Capital............................................10
  3.6 Capital Accounts.....................................................11
  3.7 Loans................................................................11
ARTICLE IV - PROFIT, LOSS AND DISTRIBUTIONS................................11
  4.1 Distributions of Cash Flow and Allocations of Profit or Loss Other
      than Capital Transactions............................................11
      4.1.1. Profit or Loss Other than from a Capital Transaction..........11
      4.1.2. Cash Flow.....................................................11
  4.2 Distribution of Capital Proceeds and Allocation of Profit or Loss
      From Capital Transactions............................................11
      4.2.1. Profit........................................................11
      4.2.2. Loss..........................................................12
      4.2.3. Capital Proceeds..............................................12
  4.3 Regulatory Allocations...............................................13
      4.3.1. Qualified Income Offset.......................................13
      4.3.2. Minimum Gain Chargeback.......................................13
      4.3.3. Contributed Property and Book-ups.............................14
      4.3.4. Code Section 754 Adjustment...................................14
      4.3.5. Nonrecourse Deductions........................................14
      4.3.6. Member Loan Nonrecourse Deductions............................14
      4.3.7. Guaranteed Payments...........................................15
      4.3.8. Unrealized Receivables........................................15
      4.3.9. Withholding...................................................15
  4.4 Liquidation and Dissolution..........................................15
  4.5 General..............................................................16
ARTICLE V - COMPANY PROPERTY, ZONING, DEVELOPMENT AND
 CONSTRUCTION OF POWER STRIP CENTER........................................17
  5.1 Purpose..............................................................17
  5.2 Partnership Property.................................................17
  5.3 Title................................................................18
  5.4 Insurance............................................................18

                                   INDEX TO
                              OPERATING AGREEMENT


  5.5 Real Estate Taxes....................................................19
  5.6 Development and Construction of Power Strip Center...................19
  5.7 Construction of Power Strip Center...................................20
  5.8 Project Budget.......................................................21
  5.9 Financing............................................................22
  5.10 Design..............................................................23
  5.11 Zoning, Permits and Approvals.......................................23
  5.12 Construction Management Agreement...................................24
  5.13 Operating Management Agreement......................................24
  5.14 Construction........................................................24
  5.15 Leasing Program.....................................................25
ARTICLE VI - MANAGEMENT: RIGHTS, POWERS AND DUTIES.........................26
  6.1 Management...........................................................26
      6.1.1. General Manager...............................................26
      6.1.2. General Powers................................................26
      6.1.3. Extraordinary Transactions....................................28
      6.1.4. Limitation on Authority of Members............................29
      6.1.5. Removal of Manager............................................29
      6.1.6. Resignation of a Manager......................................29
      6.1.7. Appointment of New Manager....................................30
      6.1.8. Managers Meetings.............................................30
      6.1.9. Notice of Meetings............................................30
      6.1.10.Action by Managers without a Meeting..........................30
  6.2 Meetings of and Voting by Members....................................30
  6.3 Personal Service.....................................................31
  6.4 Duties of Parties....................................................32
  6.5 Liability and Indemnification........................................33
      6.5.1. Limitation on Liability.......................................33
      6.5.2. Indemnification by Company....................................33
      6.5.3. Indemnification by Wilmorite..................................33
      6.5.4. Exceptions to Limitations On Liability........................33
ARTICLE VII - TRANSFER OF INTERESTS AND WITHDRAWAL OF MEMBERS..............34
  7.1 General Restrictions.................................................34
  7.2 No Member Rights.....................................................34
  7.3 Permitted Transferee.................................................34
  7.4 First Offer Right and Tag-Along Rights...............................35
  7.5 General Conditions on Transfers......................................36
  7.6 Rights of Transferees................................................38
  7.7 Liability of Former Member...........................................39
  7.8 Security Interest....................................................39
  7.9 No Voluntary Withdrawal..............................................39
ARTICLE VIII - DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY.....40
  8.1 Events of Dissolution................................................40

                                   INDEX TO
                              OPERATING AGREEMENT


  8.2 Procedure for Winding Up and Dissolution............................. 41
  8.3 Filing of Articles of Dissolution.................................... 41
  Certain Consequences of Dissolution...................................... 41
ARTICLE IX - BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS.................. 42
  9.1 Bank Accounts........................................................ 42
  9.2 Books and Records.................................................... 42
  9.3 Annual Accounting Period............................................. 43
  9.4 Reports.............................................................. 43
  9.5 Tax Matters Member................................................... 44
  9.6 Tax Elections........................................................ 44
  9.7 Title to Company Property............................................ 44
ARTICLE X - GENERAL PROVISIONS............................................. 45
 10.1 Assurances........................................................... 45
 10.2 Notifications........................................................ 45
 10.3 Specific Performance................................................. 45
 10.4 Complete Agreement................................................... 45
 10.5 Applicable Law....................................................... 46
 10.6 Article and Section Titles........................................... 46
 10.7 Binding Provisions................................................... 46
 10.8 Arbitration.......................................................... 46
 10.9 Terms................................................................ 48
 10.10 Separability of Provisions.......................................... 48
 10.11 Counterparts........................................................ 48
 10.12 Estoppel Certificate................................................ 48
 10.13 Rights of Creditors and Third Parties Under Agreement............... 48
 10.14 Brokerage........................................................... 49
ARTICLE XI - LICENSING AND REGULATORY REVIEW............................... 49
 11.1 PPI Subject to Licensing and/or Regulatory Review.................... 49
 11.2 Agreement to Cooperate............................................... 49
 11.3 Licensing Problem.................................................... 49
EXHIBIT A - LEASE AGREEMENT................................................ 51
EXHIBIT B - LIST OF MEMBERS, INITIAL CAPITAL CONTRIBUTION AND
 PERCENTAGES............................................................... 52
EXHIBIT C - INITIAL DEVELOPMENT PLAN....................................... 53
EXHIBIT D - ARTICLES OF ORGANIZATION....................................... 54
EXHIBIT E - PROJECT BUDGET................................................. 55

                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT

    THIS OPERATING AGREEMENT, (the "Agreement") made the 5th day of November, 1997, between WILMORITE, INC., a New York corporation with offices at 1265 Scottsville Road, Rochester, New York 14624, and PPI, INC., a Florida corporation with offices at 2200 Corporate Boulevard NW, Suite 310, Boca Raton, Florida 33431 (hereinafter "PPI").

                             EXPLANATORY STATEMENT

     WHEREAS, PPI is Lessee under a certain Lease Agreement dated as of June 29, 1995, between Pompano Park Associates, Limited Partnership (hereinafter "Pompano Park"), as Lessor and PPI as Lessee. Said Lease is attached hereto and marked Exhibit A (hereinafter the "Lease"); and

     WHEREAS, PPI has an option to purchase premises as described in the Lease, consisting of a parcel of approximately 140+ acres, located in Broward County, Florida (hereinafter "Premises"), all as per the terms of Article 9 of the Lease between Pompano Park and PPI; and

     WHEREAS, Wilmorite is a developer of real property with expertise in the construction and operation of enclosed malls, strip centers and power strip centers, dedicated to retail/commercial facilities; and

     WHEREAS, the parties have agreed to organize and operate a limited liability company (the "Company") for the development of the Premises as a Power Strip Center (as hereinafter defined), in accordance with the terms and subject to the conditions set forth in this Agreement;

     NOW, THEN, THEREFORE, in order to effectuate their common desire to form a limited liability company for the purpose of development of the Premises as a Power Strip Center, and in consideration of the mutual covenants contained herein, the parties Agree as follows:

                           ARTICLE I - DEFINED TERMS

     The following capitalized terms shall have the meaning specified in this
Article I. Other terms are defined in this text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

     "Adjusted Capital Account Deficit" means, with respect to any Economic Interest Holder, the deficit balance, if any, in the Economic Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect the following adjustments:

     (i) the deficit shall be decreased by the amounts which the Economic Interest Holder is obligated to restore pursuant to Section 4.4.2 or is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and

     (ii) the deficit shall be increased by the items described in Regulation Sections 1.704-1(b)(2)(ii) through (d)(4), (5) and (6).

     "Adjusted Capital Balance" means, as of any day, an Economic Interest Holder's total Capital Contributions less all amounts actually distributed to the Economic Interest Holder pursuant to Sections 4.2.3.4.1 and 4.4 hereof. If any Economic Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Economic Interest transferred.

     "Affiliate" means, with respect to any Member, any Person: (i) which owns more than fifty percent (50%) of the voting interests in the Member; or (ii) in which the Member owns more than fifty percent (50%) of the voting interests; or
(iii) in which more than fifty percent (50%) of the voting interests are owned by a Person who has a relationship with the Member described in (i) or (ii) above; or (iv) who otherwise controls, or is controlled by, or under common control with, another Person.

     "Agreement" means this Operating Agreement, as amended from time to time.

     "Capital Account" means the account to be maintained by the Company for each Economic Interest Holder in accordance with the following provisions:

     (i) an Economic Interest Holder's Capital Account shall be credited with the Economic Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Economic Interest Holder (or which are secured by Company property distributed to the Economic Interest Holder), the Economic Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to the Economic Interest Holder pursuant to the provisions of Article IV (other than Section 4.3.3); and

     (ii) An Economic Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Economic Interest Holder, the amount of any liabilities of the Economic Interest Holder assumed by the Company (or which are secured by property contributed by the Economic Interest Holder to the Company), the Economic Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Economic Interest Holder pursuant to the provisions of Article IV (other than Section 4.3.3).

     If any Economic Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Economic Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Economic Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Economic Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

     "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation
Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

     "Capital Proceeds" means the gross receipts received by the Company from a Capital Transaction.

     "Capital Transaction" means any transaction not in the ordinary course of business which results in the Company's receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damages awards, and insurance proceeds.

     "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Managers. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

     "Company" means the limited liability company formed in accordance with this Agreement.

     "Economic Interest" means a Person's share of the Profits and Losses of, and the right to receive distributions from, the Company.

     "Economic Interest Holder" means any
Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.

     "Managers" means the Persons designated as such in Article VI.

     "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

        (i)   the Member makes an assignment for the benefit of creditors;

        (ii)  the Member files a voluntary petition of bankruptcy;

        (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

        (iv) the Member files a petition seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

        (v) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties;

        (vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (v);

        (vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty
(120) days after the commencement thereof, or the appointment of a trustee, receiver or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

        (viii) if the Member is an individual, the Member's death, incapacity or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;

        (ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

        (x) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

        (xi) if the Member is a corporation, the dissolution of the corporation (other than as a result of the sale of all or substantially all of its assets or its merger or consolidation with or into another entity), or the revocation of its charter.

        (xii) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company.

     "Law" means the New York Limited Liability Company Law, as amended from time to time.

     "Lease" means the Lease Agreement dated as of June 29, 1995 between Pompano Park Associates Limited Partnership and PPI.

     "Member" means each Person who has signed this Agreement and any Person who subsequently is admitted as a member of the Company.

     "Membership Interest" means all of the rights of a Member in the Company, including a Member's: (i) Economic Interest; (ii) right to inspect the Company's books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

     "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not attributable to loans made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

     "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Economic Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

     "Negative Capital Account" means a Capital Account with a balance of less than zero.

     "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

     "Nonrecourse Liability" means any liability of the Company with respect to which no Member has personal liability, as determined in accordance with Code
Section 752 and the Regulations promulgated thereunder.

     "Option" means the option to purchase the Premises contained in the Lease.

     "Owner" means Pompano Park Associates, Limited Partnership, or its successors or assigns.

     "Percentage" means, as to a Member, the percentage set forth after the Member's name on Exhibit B, as amended from time to time, and as to an Economic Interest Holder who is not a Member, the Percentage of the Member whose Economic Interest has been acquired by such Economic Interest Holder, to the extent the Economic Interest Holder has succeeded to that Member's Economic Interest.

     "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

     "Positive Capital Account" means a Capital Account with a balance greater than zero.

     "Profit" and "Loss" mean, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

        (i) all items of income gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss; and

        (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and

        (iii) any expenditures of the Company described in Code Section 705(a)(2)(b) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

        (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

        (v) in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

        (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

     "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     "Transfer" means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment or other transfer, and when used as a verb, means to sell, hypothecate, pledge, assign or otherwise transfer.

     "Voluntary Withdrawal" means a Member's disassociation with the Company by means other than a Transfer or an Involuntary Withdrawal.

                                   ARTICLE II
                   FORMATION AND NAME: OFFICE; PURPOSE; TERM

     2.1 Organization. The parties shall organize a limited liability company pursuant to the Law and the provisions of this Agreement and, for that purpose, shall cause Articles of Organization, in the form attached as Exhibit D to be executed and filed with the New York Department of State.

     2.2 Name of the Company. The name of the Company shall be POMPANO COMMONS, L.L.C. The Company may do business under that name and under any other name or names which the Managers select. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a certificate with the Department of State as required by General Business Law (S)130.

     2.3 Purpose. The Company is organized solely to purchase, acquire, buy, sell, own, trade in, hold, develop, lease, manage, subdivide and otherwise deal in and with the Premises and improvements thereon, and to do any and all things necessary, convenient or incidental to that purpose.

     2.4 Term. The term of the Company shall begin upon the filing of Articles of Organization with the Department of State and shall continue through December 31, 2096, unless its existence is sooner terminated pursuant to Article VIII of this Agreement.

     2.5 Registered Agent. The name and address of the Company's registered agent in the State of New York shall be John A. Shields, 1265 Scottsville Road, Rochester, New York 14624.

     2.6 Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit B.

                                  ARTICLE III
                       MEMBERS; CAPITAL; CAPITAL ACCOUNTS

     3.1 Initial Capital Contributions. Upon execution of this Agreement, the Members shall contribute to the Company cash, property and services as respectively set forth on Exhibit B as initial contributions.

     3.2 Additional Capital Contributions.

         3.2.1. From the date hereof through the earlier of (i) the date of Wilmorite's election to dissolve pursuant to Section 8.1.4 hereof, or (ii) the date the entire Power Strip Center Project (as hereinafter defined) is completed and open for business, Wilmorite shall, to the extent such amounts are unavailable to the Company through non-recourse financing or other sources, contribute the following: (i) all amounts required by the Company for architectural, engineering, legal and accounting services; (ii) an amount equal to two percent (2%) of the purchase price of the Premises that is required to be paid to the Owner of the Premises upon exercise of the Option (which amount shall be paid by the Company to the Owner upon exercise of the Option by PPI) or any amounts payable to the Owner pursuant to any lease of the Premises the Company may enter into; (iii) all operating costs and expenses of the Company, including those described in Section 5.5.1 hereof and all pre-opening costs; and
(iv) to the extent such amounts are unavailable through non-recourse financing, the balance of the purchase price for the Premises, plus all amounts necessary to complete the Development, including without limitation all costs of construction, financing and brokerage costs, fees and commissions, working capital, applicable reserves and soft costs.

         3.2.2. At or prior to December 30, 1998, PPI shall, at the request of Wilmorite, either (i) with the consent of the Owner, assign the Lease (including the Option) to the Company; or (ii) exercise the Option on behalf of the Company and direct the Owner to convey title to the Company, provided that in either event the Company and not PPI shall be party to and liable under the purchase agreement for the Premises. Provided that Wilmorite has not elected to dissolve the Company, and has elected to exercise the Option and/or require PPI to assign the Lease (including the Option) to the Company, PPI shall give written consent to the assignment and/or exercise of the Option as aforesaid, in order to provide the necessary unanimous consent. In the event that PPI fails to consent as aforesaid, Wilmorite shall be entitled to the remedies set forth in Section
3.2.4. The parties acknowledge and agree that the fair market value of the foregoing Capital Contribution of PPI to the Company equals thirty-three and one-third percent (33 1/3%) of the total capital to be contributed to the Company pursuant to this Section 3.2; that PPI's Capital Account shall be credited from time to time so that it will, at all times, equal thirty-three and one-third percent (33 1/3%) of the total Capital Accounts of the

Company; and that PPI's Percentage Membership Interest shall remain at thirty-three and one-third percent (33 1/3%) notwithstanding any additional Capital Contributions to the Company

         3.2.3. Except as provided in Section 3.2.1, no Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any debt, liability or obligation of the Company, whether arising in tort, contract or otherwise.

         3.2.4. If Wilmorite fails to make any portion of any Capital Contribution required under Section 3.2.1. above, which amount remains unpaid thirty (30) days after notice from PPI, PPI shall be entitled, as its remedy, either (i) to elect to dissolve the Company pursuant to Article VIII hereof and recover from Wilmorite such damages for breach of this Agreement as may be awarded through arbitration pursuant to Section 10.8 below (with any recovery going to PPI and not the Company); or (ii) to require that Wilmorite assign its Membership Interest in the Company to PPI or its designee for consideration of Six Hundred Sixty-six and 66/100 Dollars ($666.66). If PPI fails to make the Capital Contribution described in Section 3.2.2 above, Wilmorite shall be entitled, as its remedy, either (i) to specific performance from PPI; or (ii) to require that PPI assign its Membership Interest in the Company to Wilmorite or its designee for consideration of Three Hundred Thirty-three and 33/100 Dollars ($333.33). Nothing contained herein shall diminish Wilmorite's right to elect to withdraw from or dissolve this Company, as provided in Section 8.1.4 hereof.

         3.3 No Interest on Capital Contributions. Economic Interest Holders shall not be paid interest on their Capital Contributions.

         3.4 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Economic Interest Holder shall have the right to receive any return of any Capital Contribution.

         3.5 Form of Return of Capital. If an Economic Interest Holder is entitled to receive a return of a Capital Contribution, the Economic Interest Holder shall not have the right to receive anything but cash in return of the Economic Interest Holder's Capital Contribution.

         3.6 Capital Accounts. A separate Capital Account shall be main- tained for each Economic Interest Holder.

         3.7 Loans. Any Member other than the Managers may, at any time, make or cause a loan to be made to the Company in any amount and on such terms as shall be approved by the Managers, provided that the terms of the loan are at least as favorable to the Company as could be obtained from an unrelated Person.

                                   ARTICLE IV
                         PROFIT, LOSS AND DISTRIBUTIONS

         4.1 Distributions of Cash Flow and Allocations of Profit or Loss Other than Capital Transactions.

                4.1.1. Profit or Loss Other than from a Capital Transaction. After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Section 4.2.1 and 4.4.2) shall be allocated to the Economic Interest Holders in proportion to their Percentages.

                4.1.2. Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Economic Interest Holders in proportion to their Percentages no less frequently than quarterly.

        4.2 Distribution of Capital Proceeds and Allocation of Profit or Loss From Capital Transactions.

                4.2.1. Profit. After giving effect to the special allocations set forth in Section 4.3, Profit from a Capital Transaction shall be allocated as follows:

                   4.2.1.1. If one or more Economic Interest Holders has a negative Capital Account, to those Economic Interest Holders, in proportion to the Negative Capital Accounts, until all of those Negative Capital Accounts have been increased to zero.

                   4.2.1.2. To the Economic Interest Holders in accordance with, and in the order and priority of, the cumulative distributions made (other than distributions representing in the judgment of the Managers, a return of capital which are hereinafter referred to as "Excluded Distributions") pursuant to this Agreement with respect to the current fiscal year and for all prior fiscal years until the aggregate amount allocated to each Member pursuant to this Section 4.2.1.2 equals the aggregate amount distributed to each Member (other than Excluded Distributions) pursuant to Article IV; provided, however, that if the Profits allocable under this Section for the current fiscal year and all prior fiscal years exceed the cumulative distributions (other than Excluded Distributions) pursuant to Article IV with respect to the current fiscal year and all prior fiscal years (the "Excess Profits") the portion of the Excess Profits derived in the current fiscal year shall be allocated to the Members in accordance with, and in the order and priority of, the Distributions that would have been made pursuant to Article IV had distributions been made in the current fiscal year in an amount equal to the Excess Profits derived in the current fiscal year.

        4.2.2. Loss. After giving effect to the special allocations set forth in
Section 4.3, Loss from a Capital Transaction shall be allocated as follows:

                4.2.2.1. If one or more Economic Interest Holders has a Positive Capital Account, to those Economic Interest Holders, in proportion to their Positive Capital Accounts, until all Positive Capital Accounts have been reduced to zero.

                4.2.2.2. Any Loss not allocated to reduce Positive Capital Accounts to zero pursuant to Section 4.2.2.1 shall be allocated to the Economic Interest Holders in proportion to their Percentages.

        4.2.3. Capital Proceeds. Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

                4.2.3.1. to the payment of all expenses of the Company incident to the Capital Transaction; then

                4.2.3.2. to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Economic Interest Holder); then

                4.2.3.3. to the establishment of any reserves which the Managers deem necessary for liabilities or obligations of the Company; then

                4.2.3.4. the balance shall be distributed as follows:

                4.2.3.4.1. to the Economic Interest Holders in proportion to their Adjusted Capital Balances, until their remaining Adjusted Capital Balances have been paid in full;

                4.2.3.4.2. the balance, to the Economic Interest Holders in proportion to their Percentages.

        4.3 Regulatory Allocations.

        4.3.1. Qualified Income Offset. No Economic Interest Holder shall be allocated Losses or deductions if the allocation causes the Economic Interest Holder to have an Adjusted Capital Account deficit. If an Economic Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution, which causes the Economic Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income) including gross income and gain, for that taxable year shall be allocated to that Economic Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1. is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under Code
Section 704(b).

        4.3.2. Minimum Gain Chargeback. Except as set forth in Regulation 1.704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Economic Interest Holder, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Economic Interest Holder's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2. shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f).

        4.3.3. Contributed Property and Book-ups. In accordance with Code
Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b((2)(iv)(d)(3), income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Economic Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

        4.3.4. Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Economic Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

        4.3.5. Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Economic Interest Holders in proportion to their Percentages.

        4.3.6. Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Economic Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

        4.3.7. Guaranteed Payments. To the extent any compensation paid to any Member by the Company is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person's capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in a amount equal to the amount of that compensation, and the Member's Capital Account shall be adjusted to reflect the payment of that compensation.

        4.3.8. Unrealized Receivables. If an Economic Interest Holder's Economic Interest is reduced (provided the reduction does not result in a complete termination of the Economic Interest Holders' Economic Interest), the Economic Interest Holder's share of the Company's "unrealized receivables" and "substantially appreciated inventory" (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.4. hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Economic Interest Holder, be specially allocated among the Economic Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture) to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Managers.

        4.3.9. Withholding. All amounts required to be withheld pursuant to Code section 1446 or any other provision of federal, state or local tax law shall be treated as amounts actually distributed to the affected Economic Interest Holders for all purposes under this Agreement.

     4.4 Liquidation and Dissolution.

        4.4.1. If the Company is dissolved and liquidated, the assets of the Company shall be distributed to the Economic Interest Holders in accordance with the provisions of Section 4.2.3.4.

        4.4.2. No Economic Interest Holder shall be obligated to restore a Negative Capital Account.

     4.5. General.

        4.5.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Managers.

        4.5.2. If any assets of the Company are distributed in kind to the Economic Interest Holders, those assets shall be valued on the basis of their fair market value, and any Economic Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Economic Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the asset shall be determined by an independent appraiser who shall be selected by the Managers. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Economic Interest Holders prior to the distribution of the assets in liquidation pursuant to
Section 4.4. The Company shall not distribute any assets in kind without the consent of all the Members.

        4.5.3. All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Economic Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Economic Interest Holder and the successor on the basis of the number of days each was an Economic Interest Holder during the taxable year; provided, however, the Company's taxable year shall be separated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary nonrecurring items of the Company.

        4.5.4. The Managers are hereby authorized, upon the advice of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall affect distributions to an Economic Interest Holder without the Economic Interest Holder's prior written consent.

                                   ARTICLE V
                   COMPANY PROPERTY, ZONING, DEVELOPMENT AND
                       CONSTRUCTION OF POWER STRIP CENTER

     5.1 Purpose. The Company shall engage only in the limited business of owning, constructing, leasing, maintaining and operating a Power Strip Center, and in doing any and all other things which the Managers shall deem necessary or appropriate to such purpose. The term "Power Strip Center" shall be deemed to refer to an approximately 1,000,000 square foot retail/commercial facility to be developed upon the Premises at a total cost of approximately One Hundred Million and 00/100 Dollars ($100,000.000.00), as more specifically described in the Initial Development Plan attached hereto as Exhibit C, when and as the Power Strip Center shall be completed.

     5.2 Company Property.

             5.2.1. The term "Company Property", as used in this Agreement, shall mean and include all right, title and interest of the Company in and to the following:

                5.2.1.1 the Premises;

                5.2.1.2 all buildings and improvements located in or upon the Premises, including, without limitation, the Power Strip Center intended to be erected thereon;

                5.2.1.3 all other real and personal property, tangible and intangible (whether located on or away from the Premises) and acquired, used, or held at any time and from time to time, in connection with, or in the course of, or incidental to, the development of the Premises, the construction of improvements thereon, and/or the operation, management, maintenance, expansion and/or preservation thereof and/or of the Power Strip Center thereon;

             5.2.1.4 all rights, privileges, rights-of-way and ease- ments, now or hereafter appurtenant to the Premises and/or belonging to the Company under private and/or public grant or authority;

             5.1.2.5. all rights of the Company pursuant to contracts and agreement with third parties; and

             5.1.2.6. all rights to sublessee revenues, if any, attributable to the Premises from and after the date the Company closes on the purchase of the Premises.

            5.2.2 The term "Company Property" shall be deemed to include references to all or any portion or portions thereof, as the context may appropriately require.

     5.3. Title.

             5.3.1 All Company Property shall be held in the name of the Company or for the benefit of the Company, in such manner, names or designations as the Managers shall determine from time to time.

     5.4. Insurance.

             5.4.1 The Company shall purchase with Company funds, and maintain in effect, contracts of liability, casualty and other insurance which the Managers deem advisable, appropriate or convenient for the protection of the Company Property or affairs of the Company or for any purpose convenience or beneficial to the Company.

             5.4.2 Decisions as to insurance policies, premiums, coverage and conditions, including, without limitation, the identity of the insurance carriers, shall be subject to the approval of the Managers.

             5.4.3 The responsibility for obtaining such insurance and keeping the same in full force and effect (provided Company funds are available for such purpose), shall be assumed by the Managers then keeping the books and records of the Company, as hereinafter provided. The premiums for all such insurance shall be a Company expense.

     5.5 Real Estate Taxes.

             5.5.1 The Company shall pay or cause to be paid from Company funds all real estate taxes, license fees or assessments of whatever kind or nature imposed upon or against the Company or the Company Property and for such purposes do all such other acts and things with regard thereto as may be deemed by the Managers to be necessary and advisable. Commencing with the date of the closing of the purchase of the Premises, the Company shall pay, or shall reimburse PPI for, all costs and expenses attributable to the Premises, including real estate taxes (with appropriate pro rations as of such date).

             5.5.2 The responsibility to pay such taxes, fees or assessments (provided Company funds are available for such purpose), shall be assumed by the Managers then keeping the books and records of the Company, but such taxes, fees and assessments shall be a Company expense, provided, however, that:

                5.5.2.1 Such Managers shall furnish or cause to be furnished to PPI, within a reasonable time after received or available, copies of tax bills, notices of assessed valuations and notices of assessments, and invoices for license fees for the Company Property involved; and

                5.5.2.2 The Managers shall have the right, which may be exercised in their sole discretion, to cause the Company, at Company expense, to contest or appeal any valuations or assessments.

     5.6 Development and Construction of Power Strip Center.

             5.6.1 It is intended that the construction of the Power Strip Center be undertaken so as to provide for the opening of the Power Strip Center to the public for business generally in accordance with the time-line included in Exhibit C hereto, described below, and that the Power Strip Center be operated consistent with the standards of operation of first class power strip retail center.

            5.6.2 For purposes of this Operating Agreement, the date on which construction of the Power Strip Center shall be completed, or the "Completion Date" thereof, shall be deemed to mean and refer to the date which is one (1) month after the "grand opening" to the public for business of the Power Strip Center.

     5.7 Construction of Power Strip Center.

             5.7.1 The Company intends to proceed with the construction and development of the Premises as a Power Strip Center (the "Development"), pursuant to the Initial Development Plan (including time-line) attached hereto as Exhibit C, which Development is to be more fully set forth on a Site Plan currently being developed for the Company by the Architect (as hereinafter defined). Upon the completion of the said Site Plan, it is further intended that such Plan be initialed by all the Managers and, as such, incorporated herein by reference (which Site Plan may be further modified, from time to time, with the written approval of the Managers).

             5.7.2 The Development is intended to include, without limitation, some or all of the following, to be undertaken by the Company as set forth in this Agreement:

                   5.7.2.1 The acquisition by the Company by exercise of the Option to Purchase of the Premises, encompassing a parcel of land containing 140 (plus or minus) acres, as described herein in Exhibit A.

                   5.7.2.2 The negotiation of leases, agreements and/or purchases and sales of parcels to retail/commercial lessees/buyers, and the construction and development of such common areas and related improvements and facilities, including, without limitation, parking areas and any and all necessary utility facilities to service the Power Strip Center, all as the Managers may deem appropriate from time to time.

             5.7.3 As part of the Development, the Company will construct at no cost to PPI an appropriate number of billboards on the Premises and will license the use of such billboards to PPI without charge for purposes of promoting PPI's Pompano Park Racetrack. Additionally, the Company will use its best efforts to obtain appropriate governmental permits or approvals to allow the entrance road to the Racetrack to be extended so as to intersect with Atlantic Avenue and, upon receipt of such permits, to include construction of such road as part of the Development, at no cost to PPI.

             5.7.4 Notwithstanding the foregoing, it is acknowledged that the foregoing sets forth the current understanding and intention of the Managers with respect to the Development, and that the Managers shall have the right to develop and construct the Power Strip Center on such basis and with such improvements as the Managers shall deem appropriate, subject to Section 6.1.3 hereof.

             5.7.5 In connection with the foregoing, and unless otherwise expressly provided to the contrary in this Agreement, it is understood and agreed that any and all costs and expenses related to, or arising out of, the Development, as well as any and all costs or expenses related to, or arising out of, the operation thereof shall be deemed to be costs and expenses of the Company.

     5.8 Project Budget.

             5.8.1 The Company intends to cause to be prepared a preliminary and tentative itemization of projected costs and expenses of the Development, which itemization will be reviewed and revised by the Managers from time to time to bring it into accord with current circumstances (said itemization, as so revised from time to time, being referred to herein as the "Project Budget"). The initial preliminary Project Budget, including the anticipated capital requirements, is attached hereto as Exhibit E.

             5.8.2 During the construction of the Development, the Managers recognize that disbursements for the costs and expenses of such construction are intended to be made on the basis of vouchers approved and submitted to the Company's construction lender on behalf of the Company by the Managers, provided, however, that during such period:

                5.8.2.1 disbursements for any and all costs and expenses included with the "General Conditions" for opening of the Power Strip Center to the public for business, shall be submitted and approved in the same manner; and

                5.8.2.2 disbursements for any and all costs and expenses in connection with the operation and management of the Power Strip Center following the opening thereof, shall be made on the basis of vouchers approved by the management agent for the Company (selected by unanimous consent of the Managers), without the prior written consent of the Managers, provided that such disbursements shall be within an "Operating Budget" that is approved by all Managers.

                5.8.2.3 the Company's development director or project manager shall prepare monthly project cost summaries and construction cost reports setting forth the status of the construction costs and expenses for the Development against the total Project Budget. The Managers shall develop the forms for the said reports.

     5.9 Financing.

             5.9.1 The Company intends to seek to finance the construction and development of the Power Strip Center on the basis of construction and permanent loans in the maximum amounts obtainable, and in any event at least equal to the full costs of the Development, including, without limitation, all costs of construction as set forth in the Project Budget, as well as any and all financing and brokerage costs, fees and commissions, applicable reserves and all other soft costs. As provided in Section 3.2.1 above, Wilmorite will provide any capital required for the Development, to the extent such non-recourse financing may be unavailable, including, without limitation, funds for pre-development costs estimated to be approximately Five Hundred Thousand and 00/100 Dollars ($500,000.00) and, to the extent available, will recover that Capital Contribution from such non-recourse financing at the Completion Date. Attached hereto as Exhibit E is the estimated financing plans for the Development, showing, for each phase of the Development (pre-development, land purchase, infrastructure and development) the proposed sources of funds.

             5.9.2 The Managers shall endeavor to obtain the aforesaid financing at such rates of interest and on such terms and conditions as the Managers may deem acceptable, provided, however, that:

                5.9.2.1 such loans may be secured by first lien mortgages on the Company Property, together with mortgages and/or other security interests upon such other Company Property as is customary for similar loans; and

                5.9.2.2 construction and permanent financing shall be obtained on such terms and conditions as the Managers deem acceptable, provided that such financing shall be non-recourse to PPI and its Affiliates.

        5.9.3 The Managers may cause the Company to borrow additional funds from other conventional lending sources, including, without limitation, those secured by a subordinate mortgage or mortgages on the Company Property, or a sale and leaseback thereof, provided any such financing is non-recourse.

     5.10 Design.

        5.10.1 The architect for the Development shall be Marc Weissman Associates, Inc., whose principal offices are at 573 5th Avenue, New York, New York (the "Architect"). The Managers, on behalf of the Company, shall negotiate a contract with the Architect for the design and supervision services required for the Development, which contract shall be in accordance with the Project Budget.

        5.10.2 The Managers will work together with the Architect in the development of a mutually acceptable design for the Development, including modifications to, and refinements of, the Site Plan.

        5.10.3 Following initialing of the Site Plan by the Managers, the Managers shall cause the Architect to prepare appropriate plans and specifications therefor, it being understood and agreed that:

             5.10.3.1 all plans and specifications shall be delivered to the Managers for their review and approval, and PPI shall not request nor permit the Architect to make any substantial changes in such plans and specifications after each such approval, without the further consent of the Managers; and

             5.10.3.2 all reasonable out-of-pocket costs and expenses incurred by the Managers in the performance of their obligations under this Section shall be deemed costs and expenses of the Company.

     5.11 Zoning, Permits and Approvals.

        5.11.1 Wilmorite shall be primarily responsible for undertaking to secure any and all permits and approvals necessary and appropriate for the Development from all governmental bodies and other public authorities properly exercising jurisdiction, including, without limitation, rezoning, zoning variances, approval of plans for the Power Strip Center, demolition, construction, highway access and utility permits (but excluding permits and approvals respecting construction to be performed by tenants of the Power Strip Center); provided, however, that:

                5.11.1.1 Wilmorite shall continue to keep the Managers fully informed of its progress in obtaining the aforesaid permits and approvals, together with the proposed timetables therefor;

                5.11.1.2 all reasonable out-of-pocket costs and expenses incurred by Wilmorite in the performance of its obligations under this Section shall be deemed to be reimbursable costs and expenses of the Company, provided such expenses shall not include Wilmorite's general overhead expenses, salaries or benefits of its employees or other expenses not directly related to the Development; and

                5.11.1.3 Managers and PPI recognize and acknowledge that the issuance and/or obtaining of such permits and approvals may be subject to challenge or dispute, and the Company shall take such action as the Managers deem necessary and appropriate in this connection.

     5.12 Construction Management Agreement. The Company will enter into a Construction Management Agreement (the "CM Agreement") with Wilmorite for Wilmorite to manage the construction of the Power Strip Center. The CM Agreement will provide for Wilmorite to receive a construction management fee equal to five percent (5%) of the hard constructions costs. The CM Agreement will be in form and content acceptable to PPI and Wilmorite.

     5.13. Operating Management Agreement. The Company will enter into an Operating Management Agreement (the "OM Agreement") with Genesee Management, Inc. ("GMI"), an affiliate of Wilmorite, to manage the operations of the Power Strip Center after the Completion Date. The OM Agreement will provide for GMI to receive an operating management fee equal to four percent (4%) of the gross operating revenue of the Power Strip Center. The OM Agreement will be in form and content acceptable to PPI and Wilmorite.

     5.14 Construction.

          5.14.1 The Company intends to enter into a contract or contracts for the construction of the Development, based upon such terms and conditions as the Managers shall determine.

     Wilmorite or its affiliates will be primarily responsible for arranging for all utility services required for the Power Strip Center.

     5.15 Leasing Program.

        5.15.1 Wilmorite shall develop and be responsible for a leasing program for the Power Strip Center, subject to the approval of the Managers, which leasing program shall include:

                5.15.1.1 a leasing pro forma and leasing schedule indicating the proposed rent roll, the duration of the leases and tenant allowances;

                5.15.1.2 a merchandising plan, indicating a proposed location for, and type of, tenants to be included in the Power Strip Center;

                5.15.1.3 a lease request form indicating all of the principal business terms for the applicable lease; and

                5.15.1.4 forms of all tenant leases, including Ground Leases, "Build to Suit" Lease and forms for Purchase and Sale Contracts.

        5.15.2 Representatives of Wilmorite shall be constituted as a "leasing team" under the supervision of Thomas C. Wilmot (or such other person or persons as Wilmorite shall designate from time to time), which team shall be responsible for the negotiation of leases or sales with the operators of the large retail facilities and the other tenants intended to be included in the Power Strip Center. The leasing team shall keep the Managers fully informed of the progress of all negotiations and efforts with respect to the leasing of the Power Strip Center and shall review such progress with the Managers on not less than a monthly basis. The Managers shall have the right, at any time, to review and approve the terms and conditions of any lease prior to the execution thereof.

        5.15.3 In addition to and/or as part of the OM Agreement, GMI shall enter into an agreement with the Company, in form and content acceptable to PPI, providing for GMI's right to serve as the leasing agent for the Company and, as consideration for such services, to receive leasing fees in an aggregate amount not to exceed the amount of leasing fees provided for in the Project Budget respecting leases entered into or received from and after the effective date hereof. GMI, and not the Company, shall be responsible for the payment of any fees to third-party brokers or leasing agents who may assist GMI in leasing the premises. Neither Wilmorite nor GMI shall be entitled to a separate development fee in connection with the Development or the Power Strip Center. The said leasing agreements shall also set forth the procedure respecting the approval and execution by the Managers on behalf of the Company, of any and all such leases.

                                   ARTICLE VI
                     MANAGEMENT: RIGHTS, POWERS AND DUTIES

     6.1 Management.

          6.1.1. The Managers. The Company shall be managed by five (5) Managers, who may, but need not, be Members. Notwithstanding anything in the Law or this Agreement to the contrary, during the term of this Agreement Wilmorite shall be entitled to appoint three (3) of the Managers and PPI shall be entitled to appoint two (2) of the Managers, and each of Wilmorite and PPI shall be entitled to remove the respective Managers appointed by them and to fill any vacancy created by their removal, resignation or death. The initial Managers appointed by Wilmorite are (1) Thomas C. Wilmot; (2) Ronald A. Cocquyt, and (3) David M. Jacobstein. The initial Managers appointed by PPI are (i) Allan B. Solomon, and (ii) Edward A. Snell. The Managers shall take action by majority vote. The number of Managers may not be increased or decreased without the consent of all the Members. It is the intent of Wilmorite to cause a New York Limited Liability Company to be formed, which shall be an Affiliate of Wilmorite, for the purpose of participating as a Member of the Company, in the place and instead of Wilmorite (the "L.L.C."). Therefore, Wilmorite shall have the right, at any time prior to exercise of the Option, to transfer its sixty-six and two-third percent (66 2/3%) interest in the Company to the L.L.C., and for the L.L.C. to be substituted as a Member for Wilmorite, provided the L.L.C. executes this Agreement and agrees to be bound by its terms. Such L.L.C. shall thereupon be a Member of the Company, with full Membership rights, in addition to holding the equivalent of three (3) management positions in the Company. In such event, Wilmorite shall guarantee the performance of the L.L.C. throughout the term of this Agreement.

        6.1.2. General Powers. The Managers shall have full, exclusive and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable Law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, for the Company purposes, the power to:

             6.1.2.1. acquire by purchase, lease or otherwise, any real or personal property, tangible or intangible;

             6.1.2.2. construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal propert y;

             6.1.2.3. sell, dispose, trade or exchange Company assets in the ordinary course of the Company's business;

             6.1.2.4. enter into agreements and contracts and to give receipts, releases and discharges;

             6.1.2.5 purchase liability and other insurance to protect the Company's properties and business;

             6.1.2.6. borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company;

             6.1.2.7. execute or modify leases with respect to any part or all of the assets of the Company;

             6.1.2.8. prepay, in whole or in part, refinance, amend, modify or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages or deeds of trust;

             6.1.2.9. execute any and all other instruments and documents which may be necessary or, in the opinion of the Managers, desirable, to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

             6.1.2.10. make any and all expenditures which the Managers, in their sole discretion, deem necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of their obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Company;

             6.1.2.11. enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company; and

             6.1.2.12. invest and reinvest Company reserves in short-term instruments or money market funds.

     6.1.3. Extraordinary Transactions. Notwithstanding anything to the contrary in the Law or this Agreement, the Managers shall not undertake any of the following without the unanimous approval of all of the Members:

             6.1.3.1.  any Capital Transaction;

             6.1.3.2. the Company's engaging in business in any jurisdiction which does not provide for the registration of limited liability companies;

             6.1.3.3. the sale, exchange, lease, mortgage, pledge, or other transfer of all or substantially all of the assets of the Company;

             6.1.3.4. the approval of a merger or consolidation of the Company with or into another limited liability company or other business entity;

             6.1.3.5. the amending of the Articles of Organization (except as permitted in Law Section 213(b));

             6.1.3.6. the approval of the principal terms for the purchase of the Premises and the principal financing for the Development, or any re-financing thereof;

             6.1.3.7. the approval of the Project Budget and the Site Plan and any material changes to the Project Budget or the Site Plan;

             6.1.3.8. the making of any loans to, or guarantees for the benefit of any Person;

             6.1.3.9. the authorization of any transaction between the Company and any Member or Affiliate of a Member;

             6.1.3.10. the approval of any action that would enlarge the obligation of any Member, including requiring any additional Capital Contribution, without the Member's consent;

             6.1.3.11. any modification of the method of determining, allocating or distributing the Company's income, gains, losses, cash flow, deductions or credits;

             6.1.3.12. the dissolution of the Company, except as provided under
Article VIII herein;

             6.1.3.13. the issuance of additional Membership Interests or the admission of any Person as a Member;

             6.1.3.14. taking any action which may cause the Company to become an entity other than a limited liability company; or

             6.1.3.15. amending this Section 6.1.3.

     6.1.4. Limitation on Authority of Members.

             6.1.4.1. No Member is an agent of the Company solely by virtue of being a member, and no Member has authority to act for the Company solely by virtue of being a Member.

             6.1.4.2. This Section 6.1 supersedes any authority granted to the members pursuant to Section 401 of the Law. Any Member who takes any action or binds the Company in violation of this Section 6.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

     6.1.5. Removal of Managers. Subject to Section 6.1.1, the Members, at any time and from time to time and with or without cause, may remove any or all Managers of the Company then acting and elect a new Manager or Managers or make other provisions or arrangements for the management of the Company.

     6.1.6. Resignation of a Manager. A Manager of the Company may resign at any time by giving Notice to the other Managers and the Members. The resignation of a Manager shall take effect upon receipt of such Notice or at such later date as specified in such Notice. The acceptance of the resignation of a Manager shall not be necessary to make such resignation effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of the Member.

     6.1.7. Appointment of New Manager. Subject to Section 6.1.1, if any vacancy in the office of Managers occurs, the Members shall designate a Person to serve as a Manager to fill such vacancy.

     6.1.8. Managers Meetings. Meetings of the Managers shall be held from time to time at such place as specified by the Manager or Managers calling the meeting. Meetings may be called by any Manager or Managers upon notice to each Manager as provided as Section 6.1.9. Any meeting may be in person or may be conducted by telephone.

     6.1.9. Notice of Meetings. Notice of a meeting of Managers, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered, unless otherwise prescribed by the Law, not less than ten (10) days nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of any Manager or Person calling the meeting, to each Manager. Notice to Managers, if mailed, shall be deemed delivered as to any Manager when deposited in the United States mail, addressed to the Manager at his address as reflected in the records of the Company.

     6.1.10. Action by Managers without a Meeting. Unless the Law provides otherwise, action required or permitted by the Law or this Agreement to be taken at a meeting of the Mangers may be taken without a meeting if the action is evidence by one or more written consents describing the action taken signed by all the Mangers. Action taken under this Section 6.1.10 shall be effective when all the Managers have signed the consent unless the consent specifies a different effective date. Written consent of all Managers on any matter shall have the same force and effect as a unanimous vote of Managers and may be stated as such in any document.


  6.2 Meetings of and Voting by Members.

     6.2.1. A meeting of the Members may be called at any time by any Manager or by those Members who hold at least twenty percent (20%) of the Percentages then held by Members. Meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Person calling the meeting. No less than ten (10) nor more than sixty (60) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each

Member entitled to vote at the meeting. The notice shall state the place, date, hour and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice of before or after the meeting if the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy without objecting to the lack of notice. Meetings may be attended by conference telephone call at which each Member is able to hear the other Members and participate in the telephone call. Unless the Law or this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than a majority (over 50%) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney in fact.

             6.2.2. Except as otherwise provided in this Agreement, the affirmative vote of Members holding a majority (over 50%) or more of the Percentages then held by Members shall be required to approve any matter coming before the Members.

             6.2.3. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of all of the Members.

     6.3 Personal Service.

             6.3.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Managers, and subject to the other provisions of this Agreement, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

             6.3.2. The Managers shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred in connection with the activities of the Company, provided such expenses shall not include a Manager's general overhead expenses, salaries or benefits of its employees, or other expenses not directly related to the Company.

     6.4 Duties of Parties.

            6.4.1. The Managers shall devote such time to the business and affairs of the Company as is necessary to carry out their duties set forth in this Agreement.

            6.4.2. Nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Member's respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member of the Member's Affiliates.

            6.4.3. Each member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates, subject to the terms of this Agreement.

            6.4.4. Subject to the terms of this Agreement and provided there is no earlier dissolution of the Company as provided herein, the Company shall have the sole and exclusive right to engage in any and all activities necessary to develop the Premises until September 1, 1998 (as extended by the number of days, if any, by which the owner may agree to extend the Option exercise date), without interference by PPI, or any third parties. However, notwithstanding anything to the contrary in this Agreement or the Law, so long as the Company may be dissolved pursuant to Section 8.1.4, at any time after June 1, 1998, PPI may enter into any other "back-up" agreement, arrangement or understanding with any other party with respect to the Premises or its development, and may engage in any and all activities with respect thereto, so long as such agreement or arrangement is subject to the termination of this Agreement.

     6.5 Liability and Indemnification.

            6.5.1. Limitation on Liability. A Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interest of the Company and the Members, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been a Manager of the Company. The Managers shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act on behalf of the Company within the scope of authority conferred on the Managers under this Agreement or the Law, except as specifically set forth in Section 6.5.3 hereof.

            6.5.2. Indemnification by Company. The Company shall indemnify and hold harmless, and advance expenses to, each Manager, Member and their respective agents, directors, officers and employees, from and against any and all claims and demands whatsoever, in connection with business of the Company to the fullest extent provided or permitted by the Law and the other laws of the State of New York.

            6.5.3. Indemnification by Wilmorite. Wilmorite shall indemnify, defend and hold harmless, and advance expenses to, the Company, PPI and PPI's Affiliates, officers, directors and agents from and against any and all claims, demands, costs, damages, liabilities or expenses (including attorneys' fees) arising or relating in any way to the action The Estate of Lydie H. Wilmot, et al v. Thomas C. Wilmot, et al, Case No. 96-CV-6538T, pending in the U.S. District Court of the Western District of New York, or arising or relating in any way to any claim or matter asserted in such action.

            6.5.4. Exceptions to Limitations On Liability. No provision of this Agreement shall eliminate or limit the liability of any Manager if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that with respect to a distribution the subject of subdivision (a) of Section 508 of the Law his or her acts were not performed in accordance with Section 409 of the Law.

                                  ARTICLE VII
                TRANSFER OF INTERESTS AND WITHDRAWAL OF MEMBERS

     7.1 General Restrictions. No Member may Transfer all or any part of its Membership Interest in any manner whatsoever except: (a) to a Permitted Transferee as set forth in Section 7.3 or (b) after full compliance with the first offer and tag-along rights set forth in Section 7.4, and in either case only if the requirements of Section 7.5 have also been satisfied. Any other Transfer of all or any part of a Membership Interest is null and void, and of no effect. Any Member who makes a Transfer of all of such Member's Membership Interest will be treated as resigning from the Company on the effective date of such Transfer. Any Member who makes a Transfer of part (but not all) of such Member's Membership Interest will continue as a Member (with respect to the interest retained). The rights and obligations of any resigning Member or of any Transferee of a Membership Interest will be governed by the other provisions of this Agreement.

     7.2 No Member Rights. No Member has the right or power to confer upon any Transferee the attributes of a Member in the Company. The Transferee of all or any part of a Membership Interest by operation of law does not, by virtue of such Transfer, succeed to any rights as a Member in the Company.

     7.3 Permitted Transferee. Subject to the requirements set forth in Section 7.5, a Person may Transfer all or any part of such Person's Membership Interest:

                (i)   to an Affiliate of such Person;
                (ii)  to another Member;
                (iii) to the Company;
                (iv)  to a Person approved by all the Members;
                (v) to another Person as part of a merger, reorganization, consolidation or sale of all or substantially all of the assets of a Member or an Affiliate of a Member; or

                (vi) in the form of a pledge or the granting of a security interest to another Person or a foreclosure or sale in lieu of foreclosure in connection with the granting of any such pledge or security interest as described in Section 7.

                (vii) in the event of a Licensing Problem (as hereinafter defined) pursuant to Section 11.3, to another Person so as to eliminate the Licensing Problem.

                7.4. First Offer Right and Tag-Along Rights.

                     7.4.1. At least thirty (30) days prior to making any Transfer (except as permitted under Section 7.3 above) of all or any portion of a Membership Interest, the Transferor will deliver a written notice (the "Offer Notice") to each of the other Members (the "Non-Transferring Members"). The Offer Notice shall disclose in reasonable detail the Membership Interest proposed to be Transferred, the identity of the proposed Transferee, and the proposed terms and conditions of the Transfer. The purchase price specified in any Offer Notice must be payable solely in cash at the closing. The Non-Transferring Members may elect to purchase all (but not less than all) of the Membership Interest specified in the Offer Notice at the price and on the terms specified therein by delivering Notice of such election to the Transferor as soon as practical, but in any event within fifteen (15) days after delivery of the Offer Notice. The purchase option for each Non-Transferring Member who exercises such purchase option shall be for the purchase of a portion of the Membership Interest of the Transferor multiplied by a fraction, the numerator of which is the Membership Interest of the Non-Transferring Member exercising the purchase option and the denominator of which is the aggregate Membership Interest of all Non-Transferring Members who have exercised the purchase option. If any Non-Transferring Member has elected to purchase a Membership Interest from the Transferor, the Transfer of such Membership Interest will be consummated as soon as practical after the deliver of the election notice. To the extent that the Non-Transferring Members have not elected to purchase all of the Membership Interest being offered, subject to Section 7.4.2 below, the Transferor may, within ninety (90) days after the delivery of the Offer Notice, Transfer such Membership Interest to the named Transferee at a price and on terms no more favorable to the Transferee than offered to the Non-Transferring Members in the Offer Notice.

                7.4.2. If the Membership Interest proposed to be Transferred pursuant to Section 7.4.1 would, when Transferred to the proposed Transferee, result in such Transferee and its Affiliates holding a majority Percentage of all the Membership Interests, and the Non-Transferring Members do not exercise their first offer rights to purchase such Membership Interest from the Transferor, then each of the Non-Transferring Members shall have the right to require the proposed Transferee to purchase from it (each such Member exercising the right, a "Tag-Along Member"), at the price and on the terms and conditions on the Offer Notice, a percentage of the Membership Interest of the Tag-Along Member equal to the percentage derived by dividing the Membership Interest proposed to be Transferred by the Transferor by the total Membership Interest of the Transferor. If the proposed Transferee notifies the Transferor that it does not wish to purchase all the Membership Interests proposed to be sold by the Transferor and the Tag-Along Members, then any purchase of less than all of the Membership Interest shall be made pro rata from the Transferor and the Tag-Along Members based upon the total Membership Interest then held by each of them. If the proposed Transferee does not purchase Membership Interests from the Tag-Along Members as herein required at the price and on the other terms and conditions stated in the Offer Notice, then the Transferor shall not be permitted to sell any Membership Interest to the proposed Transferee. If no notice of the exercise of the tag-along rights is received during the thirty
(30) day period referred to above, the Transferor shall have the right to Transfer all (but not less than all) of the Membership Interests proposed to be Transferred to the proposed Transferee on the terms and conditions of the Offer Notice and in accordance with the provisions of section 7.5, within ninety (90) days after the date of the Offer Notice, provided that, if such sale does not occur within such ninety (90) day period, the Membership Interests proposed to be Transferred shall thereupon again become subject to all the terms of this Agreement, including, but not limited to, this Section 7.4.

        7.5. General Conditions on Transfers. No Transfer of a Membership Interest will be effective unless all of the conditions set forth below are satisfied:

                7.5.1 Unless waived by the Company, the Transferor shall sign and deliver to the Company an undertaking in form and substance satisfactory to the Company, to pay all reasonable expenses incurred by the Company in connection with the Transfer, including, but not limited to, reasonable fees of counsel and accountants and the costs to be incurred with any additional accounting required in connection with the Transfer, and the cost and fees attributable to preparing, filing and recording such amendments to the organization documents or filings as may be required by law.

                7.5.2 Unless waived by the Company, the Transferor shall deliver to the Company an opinion of counsel for the Transferor, satisfactory in form and substances to the Company, to the effect that the Transfer of the Membership Interest is in compliance with the applicable federal and state securities laws, and a statement of the Transferee, in form and substance satisfactory to the Company, making appropriate representations and warranties with respect to compliance with the applicable federal and state securities laws and to any other matter reasonably required by the Company.

                7.5.3 Unless waived by the Company, the Company shall receives an opinion from its counsel that (i) the Transfer does not cause the Company to lose its classification as a partnership for federal income tax purposes; and
(ii) the Transfer, together with all other Transfers within the preceding twelve
(12) months, does not cause a termination of the Company for federal income tax purposes.

                7.5.4 The Transferor signs and delivers to the Company a copy of the assignment of the Membership Interest to the Transferee.

                7.5.5. The Transferee signs and delivers to the Company its agreement to be bound by this Agreement.

                7.5.6 The Transfer is in compliance with the other provisions of this Article.

                7.5.7 Notwithstanding the above, only the last two (2) requirements will apply to a Transfer by operation of law and only the last three (3) requirements will apply to a Transfer by intercorporate dividend, Capital Contribution or gift (or any other Transfer without consideration) to any Permitted Transferee. Except as the Company and the Transferee may otherwise agree, the Transfer of a Membership Interest will be effective as of 12:01 a.m. (Central Time) on the first day of the month following the month in which all of the above conditions have been satisfied. Upon the effective date, Exhibit B will be amended chronologically to reflect the new Membership Interests.

        7.6 Rights of Transferees. Any Transferee of a Membership Interest will, on the effective date of the Transfer, have only those rights of an assignee as specified in the Law and this Agreement, unless and until such Transferee is admitted as a substitute Member with the consent of all the Members, the granting or denial of which shall be in their sole discretion. This provision limiting the rights of a Transferee will not apply if such Transferee is already a Member, provided that, any Member who resigns or retires from the Company in contravention of Section 7.9 will have only the rights of an assignee as specified in the Law and this Agreement. Any Transferee of all or any part of a Membership Interest who is not admitted as a substitute Member in accordance with this Agreement has no right (a) to participate or interfere in the management or administration of the Company's business or affairs; (b) to vote or agree on any matter affecting the Company or any Member; (c) to require any information on account of Company transactions; or (d) to inspect the Company's books and records. The only right of a Transferee of all or any part of a Membership Interest who is not admitted as a substitute Member in accordance with this Agreement is to receive the allocations and distributions to which the Transferor was entitled (to the extent of the Membership Interest transferred) and to receive required tax reporting information. However, each Transferee of all or any part of a Membership Interest (including both immediate and remote transferees) will be subject to all of the obligations, restrictions and other terms contained in this Agreement as if such Transferee were a Member. To the extent of any Membership Interest transferred the Transferor Member does not possess any right or power as a Member and may not exercise any such right or power directly or indirectly on behalf of the Transferee. The Members acknowledge that these provisions may differ from the rights of an assignee as set forth in the Law, and the Members agree that they intend, to that extent, to vary those provisions by this Agreement.

     7.7 Liability of Former Member. If a Transfer of a Member's Membership Interest in the Company occurs in compliance with the provisions of this Article VII, and if the Transferee of such interest becomes a substituted Member pursuant to the terms of this Agreement, the former Member shall be relieved of all obligations under this Agreement (except for any obligations arising prior to the date of such Transfer) associated with the transferred Membership Interest, and this Agreement shall have no further force and effect as to such former Member with respect to the transferred Membership Interest.

     7.8 Security Interest. The pledge or granting of a security interest, lien or other encumbrance in or against all or any part of a Member's Membership Interest does not cause the Member to cease to be a Member. Upon foreclosure or sale in lieu of foreclosure of any such secured interest, the secured party will be entitled to receive the allocations and distributions to which a security interest has been granted by such Member. In no event will any secured party be entitled to exercise any rights under this Agreement, and such secured party may look only to such Member for the enforcement of any of its rights as a creditor. In no event will the Company have any liability or obligation to any Person by reason of the Company's payment of a distribution to any secured party as long as the Company makes such payment in reliance upon written instructions from the Member to whom such distributions would be payable. Any secured party will be entitled, with respect to the security interest granted, only to the distributions to which the assigning Member would be entitled under this Agreement, and only if, as and when such distribution is made by the Company. Neither the Company nor any Member will owe any fiduciary duty of any nature to a secured party. Reference to any secured party includes any assignee or successor-in-interest of such Person.

     7.9 No Voluntary Withdrawal. No Member shall have the right or power to voluntarily withdraw from the Company, prior to the dissolution and winding up of the Company. Any withdrawal in violation of this Agreement shall entitle the Company to damages for breach, which may be offset against the amounts otherwise distributable to such Member.

                                  ARTICLE VIII
            DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

     8.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

             8.1.1. When the period fixed for its duration in Section 2.4 has expired;

             8.1.2. Upon the written agreement of all the Members;

             8.1.3. The occurrence of an Involuntary Withdrawal, unless remaining Members holding a majority of the Percentages (not including for this purpose the Percentage held by the Member subject to Involuntary Withdrawal) then held by Members, within one hundred eighty (180) days after the occurrence of the Involuntary Withdrawal, elect to continue the business of the Company pursuant to the terms of this Agreement;

             8.1.4 At the election of Wilmorite, in its sole discretion, at any time prior to the first to occur of (i) the exercise of the Option or the entering into an agreement to Purchase the Premises; or (ii) September 1, 1998 (as extended by the number of days, if any, by which the Owner may agree to extend the Option exercise date), in the event that (a) any necessary regulatory approval or consent that is material to the Development cannot be obtained in a timely or economical fashion (for which purpose, the obtaining of such approval or consent shall not be deemed untimely so long as the Company is seeking approval or consent in an expeditious manner and with due diligence and/or is pursuing an appeal from the denial of an approval or consent); or

             8.1.5 At the election of PPI, at its sole discretion, (i) at any time on or after September 1, 1998 (as extended by the number of days, if any, by which the Owner may agree to extend the Option exercise date), in the event that by such date the Company has not entered into a definitive agreement to purchase the Premises; (ii) at any time, in the event that any necessary regulatory approval or consent that is material to the Development cannot be obtained in a timely or economical fashion (for which purpose, the obtaining of such approval or consent shall not be deemed untimely so long as the Company is seeking approval or consent in an expeditious manner and with due diligence and/or is pursuing an appeal from the denial of an approval or consent); (iii) pursuant to Section 3.2.4 above in the event Wilmorite fails to make a required Capital Contribution; or (iv) pursuant to Section 11.3 below in the event of a Licensing Problem.

        8.2 Procedure for Winding Up and Dissolution. If the Company is dissolved, the Managers shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first to creditors of the Company, including Economic Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Economic Interest Holders in accordance with Section 4.4.

        8.3 Filing of Articles of Dissolution. If the Company is dissolved, the Managers shall promptly file Articles of Dissolution with the Department of State. If there are no Managers, then the Articles of Dissolution shall be filed by the remaining Members; if there are no remaining Members, the Articles of Dissolution shall be filed by the last Person to be a Member; if there is neither a Manager, remaining Members, nor a Person who was last a Member, the Articles of Dissolution shall be filed by the legal or personal representatives of the Person who was last a Member.

        8.4 Certain Consequences of Dissolution. Notwithstanding anything to the contrary in this Agreement, the Law or elsewhere, upon the dissolution of the Company pursuant to Section 8.1.4 or 8.1.5 above, the following shall occur:

        (i) this Agreement shall terminate and be nul and void (except for Sections 10.2, 10.3, 10.8 and this Article VIII, which shall survive such termination, and except that all previously incurred obligations, rights or liabilities shall remain unimpaired);

        (ii) PI shall be relieved of any obligation under Section 3.2.2 hereof;

        (iii) all rights to or interests in the Lease or the Option shall reside exclusively with PPI, including the right to sell or assign the Lease or the Option, to exercise the Option, to take title to the Premises, to develop the Premises in any way PPI may deem appropriate or to sell or otherwise dispose of the Premises;

        (iv) neither the Company nor Wilmorite shall have any further right to or interest in the Premises, the Lease or the Option whatever;

        (v) neither Wilmorite nor any Affiliate of Wilmorite shall directly or indirectly, acquire or offer to acquire all or any portion of the Premises or any interest (including a leasehold interest) therein;

        (vi) Wilmorite and the Company shall convey and assign to PPI or its designee, without charge, the rights to, and the originals or copies of, all drawings, plans, specifications, designs, surveys, studies, analysis or reports (including environmental reports and analysis) and all permits, approvals or consents and applications therefor concerning the development of the Premises as a Power Strip Center and, to the extent any such permits, approvals or consents, or applications therefor, are not assignable, Wilmorite and the Company shall hold, maintain and/or procure them for the benefit and use, and at the expense of, PPI or its designee and shall cooperate with PPI in all reasonable respects in relations thereto; and

        (vii) notwithstanding Section 8.2 hereof, the assets of the Company shall be distributed, first to creditors of the Company, including Economic Interest Holders who are creditors, in satisfaction of the liabilities of the Company, then to Wilmorite up to the amount of its Capital Contributions pursuant to Section 3.2.1 (less the amount of any distributions to Wilmorite), and then to the Economic Interest Holders in accordance with Section 4.4.

                                   ARTICLE IX
                  BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS

     9.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     9.2 Books and Records.

         9.2.1. The Managers shall keep or cause to be kept, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the Company's business. The records shall include, but not be limited to:

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

        (i) a current alphabetized list of the names and addresses of all of the Members, as well as the Capital Contributions, Capital Account balance and the share of Profits and Losses of each Member, or information from which such share can readily be derived;

        (ii) a current alphabetized list of the names and addresses of the Managers;

        (iii) a copy of the Articles of Organization and all amendments thereto or restatements thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;

        (iv) a copy of the Operating Agreement and any amendments thereto and any amended and restated Operating Agreement; and

        (v) a copy of the Company's federal, state and local income tax or information returns and reports, if any, for the five (5) most recent fiscal years.

             9.2.2. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all times during normal business hours.

             9.2.3. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

        9.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Managers, subject to the requirements and limitations of the Code.

        9.4 Reports. Within forty-five (45) days after the end of each calendar quarter and within ninety (90) days after the end of each taxable year of the Company, the Managers shall cause to be sent to each Person who was a Member at any time during the period then ended: (i) a report for the period, including a balance sheet and Profit and Loss and Cash Flow statements, prepared in accordance with generally accepted accounting principles and reviewed by the Company's independent public accountants; and (ii) a report summarizing the fees and other remuneration paid by the Company to any Member, any Manager, or any Affiliate in respect of the period.

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

In addition, within ninety (90) days after the end of each taxable year of the Company, the Managers shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year. At the request of any Member, and at the Company's expense, the Managers shall cause an audit of the Company's books and records to be prepared by the independent accountants for the annual period requested by the Member, and the Company shall provide the Member with audited financial statements, prepared using generally accepted accounting principles, together with a report of the accountants thereon.

        9.5 Tax Matters Member. Wilmorite shall be the Company's tax matters Member ("Tax Matters Member"). The Tax Matters Member shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Member shall keep Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third party costs and expenses incurred by the Tax Matters Member in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Member shall not compromise any dispute with the Internal Revenue Service without the approval of all the Members.

        9.6 Tax Elections. The Tax Matters Member shall have the authority to make all Company Elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code
Section 754. The decision to make or not make an election shall be at the Tax Matters Member's sole and absolute discretion. The Company shall elect to be treated as a partnership for tax purposes.

        9.7 Title to Company Property.
            All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Managers deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

     10.2 Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by reputable overnight courier, or certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by the Person authorized by the Managers. A notice must be addressed to a Member at the Member's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and thereafter, notices are to be directed to those substitute addresses or addressees.

     10.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     10.4 Complete Agreement. For and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement as it may be from time to time amended according to its terms. It is the express intention of the Members that the Agreement shall be sole source of agreement of the parties except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to the Code or Regulations, or is expressly prohibited or ineffective under the Law, even when inconsistent with or different from the provisions of the Law or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Law, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Law. In the event the Law is subsequently amended, or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. This Agreement constitutes the complete and exclusive statement of the agreement among the Members with respect to the subject matter thereof. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Members holding eighty percent (80%) or more of the Percentages then held by Members.

     10.5 Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York.

     10.6 Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement nor the intent of the provisions hereof.

     10.7 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

     10.8 Arbitration.

          10.8.1 Except as to any disputes for which injunctive relief may be available, in the event a dispute or matter of any kind arises in connection with this Agreement (including any dispute concerning its construction, performance or breach) or the organization or operation of the Company (a "Dispute"), the parties to the

Dispute will attempt to resolve the Dispute as set forth in Section 10.8.2 before proceeding to arbitration as provided in Section 10.8.2. All documents, discovery and other information related to any such Dispute, and the attempts to resolve or arbitrate such Dispute, will be kept confidential to the fullest extent possible.

             10.8.2 Any party to the Dispute will give notice to each other party (the "Notice"). If the Company is not a party to the Dispute, Notice will be given to the Company. After Notice has been given, the parties in good faith will attempt to negotiate a resolution of the Dispute. If, within thirty (30) days after the Notice, the Dispute is not resolved through negotiation or mediation, the Dispute shall be arbitrated. The parties to the Dispute agree to be bound by the selection of an arbitrator, and to settle the Dispute exclusively by binding arbitration in accordance with the following provisions:

                10.8.2.1. All parties to the Dispute will collectively select one arbitrator. If the parties fail to do so within forty-five (45) days after the Notice, one or more parties will request the American Arbitration Association to submit a panel of five (5) arbitrators who are qualified to resolve the matters in Dispute from which the choice will be made. The party requesting the arbitration will strike first, followed by alternative striking until one (1) name remains. A similar procedure will be followed if there are more than two (2 ) parties. The parties may, by agreement, reject an entire list, and request a second list. If selection by the above method is not completed within ninety (90) days after the Notice, or if there are more than four (4) parties, then an arbitrator will be selected by the American Arbitration Association. The arbitrator so selected will then arbitrate the Dispute in New York City, New York and issue an award.

                10.8.2.2. To the extent consistent with the provisions of this Article, the arbitration will be conducted under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator's decision in all non-real estate related issues will be made pursuant to the relevant substantive law of the State of New York. The arbitrator's decision in all real estate related issues will be made pursuant to the relevant substantive law of the State of Florida. The award of the arbitrator will be final, binding and non-appealable. Judgment on the award may be entered in any state or federal court having jurisdiction.

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

                10.8.2.3. The fees and expenses of the arbitrator, and the other direct costs of the arbitration, will be shared by the parties to the Dispute in equal proportions. Each party to the dispute will bear all its other costs and expenses. If one or more Members are included in the arbitration because of their membership or former membership in the Company, such group will collectively be treated as one party to the Dispute (through the Company as a party).

     10.9 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

     10.10 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     10.11 Counterparts. This Agreement may be executed simultan- eously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     10.12 Estoppel Certificate. Each Member shall, within ten (10) days after written request by the Managers, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (i) this Agreement is in full force and effect; (ii) this Agreement has not been modified except by an instrument or instruments identified in the certificate; and (iii) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

     10.13 Rights of Creditors and Third Parties Under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

     10.14 Brokerage. PPI and Wilmorite warrant and represent to one another that neither PPI nor Wilmorite, nor their respective agents or employees, have engaged the services of a Broker to represent, negotiate, or to engage in the transactions which are the subject of this Agreement. Each party agrees to indemnify the other and the Company against any and all such claims as may arise for commissions, fees or other costs or charges as may be claimed by any such Broker.

                  ARTICLE XI - LICENSING AND REGULATORY REVIEW

     11.1 PPI Subject to Licensing and/or Regulatory Review. Wilmorite acknowledges that as a result of the transactions contemplated by this Agreement, PPI and/or its parent company, Casino America, Inc. ("Casino America"), or Wilmorite, and their respective agents and Affiliates, may be subject to licensing and other regulatory review and approval procedures ("Regulatory Review"), by any governmental or quasi-governmental agency which is authorized or empowered to regulate the gaming operations of PPI or Casino America and their Affiliates ("Regulatory Authority") in the jurisdictions in which PPI or Casino America and their Affiliates conduct or propose to conduct gaming activities, including, without limitation, Colorado, Mississippi, Louisiana and Florida.

     11.2 Agreement to Cooperate. Wilmorite agrees to cooperate fully and to cause its Affiliates to cooperate fully with the representatives of all such Regulatory Authorities in making applications, supplying information, providing reports, attending licensing and other hearings, and otherwise cooperating with and complying with the requirements of all such Regulatory Authorities so as not to interfere with PPI or Casino America or their Affiliates' ability to develop new business or to continue to conduct their existing business.

     11.3 Licensing Problem. Wilmorite agrees that in the event the Board of Directors of Casino America reasonably determines based upon communications with a Regulatory Authority that Wilmorite or any of its Affiliates is likely to be determined unsuitable by such Regulatory Authority, and as a result PPI or

Casino America or their Affiliates may not be permitted to engage or to continue to engage in a gaming activity (collectively a "Licensing Problem"), PPI shall promptly notify Wilmorite, and then, within the lesser of ninety (90) days of notice of such event from PPI to Wilmorite or the applicable period prescribed by the appropriate Regulatory Authority (provided PPI timely notifies Wilmorite of such a determination), Wilmorite shall eliminate the Licensing Problem to the reasonable satisfaction of Casino America's Board, it being understood that elimination of the Licensing Problem may include the transfer of Wilmorite's Membership Interest and rights and obligations under the CM and OM Agreements to a third party reasonably acceptable to PPI. If Wilmorite shall fail to eliminate the Licensing Problem within such period of time, then, if the Option has not been exercised, PPI may elect to dissolve the Company pursuant to Section 8.1.5, or, if the Option has been exercised, at the election of PPI (i) Wilmorite shall purchase PPI's Membership Interest for its fair market value; (ii) Wilmorite shall sell its Membership Interest and its interests in the CM and OM Agreements for fair market value to PPI; or (iii) Wilmorite shall sell its Membership Interest and its interests under the CM and OM Agreements for fair market value to a Person, reasonably acceptable to PPI, which does not have a Licensing Problem. For this purpose, if the parties are unable to agree on the fair market value of PPI's or Wilmorite's Membership Interest, the matter shall be submitted to arbitration pursuant to Section 10.8 hereof.

     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

WITNESS OR ATTEST:                        MEMBERS:
                                          WILMORITE, INC.
__________________________________
                                          By: /s/ Thomas Wilmot
                                             -------------------------------
__________________________________        Title: President
                                                ----------------------------

WITNESS OR ATTEST:                        PPI, INC.



__________________________________
                                          By: /s/  Bernard Goldstein
                                             -------------------------------
__________________________________        Title: Chairman and CEO
                                                ----------------------------

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